UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

NEXGEN APPLIED SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-1376316	98-0492900
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

311 Division St.

Carson City, NV 89703

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into of a Material Definitive Agreement

On April 18, 2016, Nexgen Applied Solutions Inc. (the “Company”) entered into an agreement in principle (the “Agreement”) with Bingo Nation Technologies Inc. (“Bingo Nation”) for a business development contract and exclusive software technology license to a bingo-themed Class II game recognized by the Indian Gaming Regulatory Act and related television broadcast rights.

Under the terms of the agreement, the Company will transfer 50 Million restricted shares of the Company to Bingo Nation in exchange for the aforementioned rights.  Both parties have 30 days to complete their due diligence and negotiate the terms of the applicable contracts.

Item 5.01 - Changes in Control of Registrant

As reported under Item 1.01 above, the Company will transfer 50 Million restricted shares of the Company to Bingo Nation as consideration for the rights disclosed above.  The Company had 52,632,739 shares issued and outstanding as of April 18, 2016. Therefore, as a result of this transfer of shares, Bingo Nation will hold 95% of the voting control of the Company.

At this time, no arrangements or understandings have been made in respect to a change of directors or other matters.

Security Ownership of Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of April 18, 2016 by each person whom we know beneficially owns more than 5% of the outstanding shares.  Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. This rule deems a person to be a beneficial owner if that person has the right to acquire beneficial ownership within 60 days through, among other means, conversion of a security. At April 18, 2016, we owed Lexington Ridge Holdings Inc. (“Lexington”) $350,551 which, at the option of the Lexington, can be converted into common shares of the Company at a rate of $0.001 per share. This means that Lexington could at any time convert this debt into 350,551,000 common shares of the company as reflected in the following table:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percentage of Class[2]
Common Shares	Lexington Ridge Holdings Inc.[3] 1675 128 Street, Surrey, BC CANADA	350,551,000	86.9%

Common Shares	Bingo Nation Technologies Inc.[4] 689 Kentons Run Avenue, Henderson, NV 89052	50,000,000	12.4%

Note 1: Although deemed to have beneficial ownership for reporting purposes, Lexington only has the right to acquire these shares upon conversion of the debt.  Until such time as Lexington converts this debt into shares and the shares are issued, Lexington has no voting control over the securities.

Note 2: Rule 13d-3 deems any securities subject to conversion privileges to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Therefore, the percentage of class outstanding is based on the shares subject to conversion plus 52,632,739 shares of common stock outstanding as of April 18, 2016.

Note 3: As a director of Lexington and the majority shareholder of Lexington’s parent company, Mr. C. William Lehner has voting and investment control over Lexington.  Mr. Lehner may be reached c/o Lexington at the above noted address.

Note 4: As the directors and shareholders of Bingo Nation, Mr. Greg Durreault and Mr. Kevin Kortje have voting and investment control over Bingo Nation.  Mr. Durreault and Mr. Kortje may be reached c/o Bingo Nation at the above noted address.

Security Ownership of Management

The following table shows securities beneficially owned by our executive offers, directors, or any person who held either office in the last complete fiscal year as well as all such listed officers and directors as a group:

Title of Class	Name Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percentage of Class[2]
Common Shares	Robert Coleridge, President & Director c/o Coleridge Enterprises LLC 1685 H Street, Blaine, WA 98230	187,778	0.4%
Common Shares	Ricardo Esparza, Former Chief Operating Officer c/o River Ridge Sunshine Farms LLC P.O. Box 1288, Prosser, WA 99350	0	0.0%
Common Shares	Arnie Dewitt III, Former Director 3800 E University Ave. Des Moine, IA 50317	22,222	0.0%
Common Shares	All Officers and Directors as a group	210,000	0.4%

Note 1: The listed persons have sole voting power of the listed securities. However, the securities are subject to a lock-up agreement until July 2, 2016 at which time the listed persons will have sole investment power over the securities.

Note 2: The percentage of class beneficially owned is based on 52,632,739 shares of common stock outstanding as of April 18, 2016.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

Description

10.1

Agreement in Principle between NexGen Applied Solutions Inc. and Bingo Nation Technologies Inc. dated April 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 19, 2016

NexGen Applied Solutions Inc.

/s/ Robert Coleridge
Robert Coleridge, President